EXHIBIT 99.1
Press release dated June 16, 2009

GEOGLOBAL EXPLORATION ACTIVITIES UPDATE

Calgary, Alberta, Canada, June 16, 2009 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/AMEX: GGR) announces today an update of certain of our exploration activities that will be disclosed today at the 2009 Canadian Association of Petroleum Producers (CAPP) Oil & Gas Investment Symposium.  This presentation will be broadcast live via webcast today at 1:55 pm Mountain Daylight Time through the CAPP website.

Tarapur Production Commences
The three discovery wells (Tarapur 1, Tarapur P and Tarapur 5) commenced production on different dates throughout May 2009 with average production on May 31, 2009 from the three wells being 585 BBbls/d of oil and 0.4 MMscf/d of natural gas.  Total gross production for the month of May was 8,155 BBls of oil and 3.6 MMscf of natural gas.  The Company’s participating interest share of this production is 14%.

As previously announced, in a meeting held on May 4, 2009, the Management Committee approved the Tarapur 1 field development plan which covers an area of approximately 2.14 square kilometers within the Tarapur 1 Discovery Area of approximately 9.7 square kilometers and includes the three discovery wells plus three development wells (TDEV-1, TDEV-2 and TDEV-3).  Five of these wells are currently tied into the oil tank storage facilities by way of a gathering system.

As at June 16, 2009, there are eleven additional wells which are drilled and currently being tested for tie-in to the oil tank storage facilities.  GSPC as operator is currently in the process of preparing and filing the necessary declarations of commerciality and field development plans pursuant to the provisions of the PSC in order to bring these additional wells within the Tarapur 1 Discovery Area onto production.

KG#21
As previously announced, the first drill stem test (DST-1) was conducted by perforating 37.5 net meters over the gross interval 5,593.7 to 5,642 meters MD.  This successful DST-1flowed during clean-up, on a 36/64 inch choke, at a stabilised rate of 20 MMscfd gas and 2,600 bbl/d water with 4,670 psi flowing well head pressure.  During the main flow, on a 20/64 inch choke, the well flowed at a stabilised rate of 10 MMscfd gas and 1,200 bbl/d water with 7,220 psi flowing well head pressure.

The second DST (DST-2) has since been conducted by perforating 25 net meters over the gross interval 5,517-5,567 meters MD.  This successful DST-2 flowed during clean-up, on a 24/64” choke, at a stabilized rate of 1.5MMscf/d gas and 500 BBls/d water with 1,000 psi flowing well head pressure.

GSPC as operator is currently planning seven drill stem tests in total on the KG#21 well in the Lower Cretaceous sequence over the 722 gross meter interval of 4,920.5 to 5,642.5 meters and one drill stem test in the Upper Cretaceous sequence over the 15 meter interval 3,615 to 3,630 meters.

KG#33
As previously announced, DST-1 was conducted by perforating 5.0 meters over the interval 4,852 to 4,857 meters MD.  This DST-1 flowed during clean-up, on a 20/64 inch choke, at a stabilised rate of 0.7 MMscfd gas with 800 psi flowing well head pressure.  DST-1 was stopped and the operator performed a hydraulic fracture over the same net 5 meter interval.  DST-1A flowed during clean-up, on a 16/64” choke, at a stabilized rate of 6.3MMscf/d gas with 5,500 psi flowing well head pressure.

GSPC as operator is currently planning two additional drill stem tests on this well over the 313 gross meter interval of 4,555 to 4,868 meters MD.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.
Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves on an annual basis.

The Company’s forward looking statements include, among others, its statements and estimates as to:
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•  the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced, and
• the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. The Company’s PSCs relating to its India exploration blocks provide that by the end of each phase of exploration, the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.  The filings may be viewed at http://www.sec.gov and www.sedar.com.

 The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Ashleigh Meyer, Account Executive
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x266 Fax: +1 416 815-0080 Email: ameyer@equicomgroup.com